UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 4, 2026

UTG INC
(Exact Name of Registrant as Specified in Its Charter)

000-16867
(Commission File Number)

Delaware	20-2907892
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

205 NORTH DEPOT STREET
STANFORD, Kentucky 40484
(Address of principal executive offices, including zip code)

(217) 241-6300
(Registrant’s telephone number, including area code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter):

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Section 5 – Corporate Governance and Management

Item 5.02.  Compensatory Arrangements of Certain Officers.

At a meeting of the Compensation Committee of the Board of Directors on February 4, 2026, bonuses were approved for Mr. Jesse T. Correll, CEO and Chairman of the Board of Directors, Mr. Douglas P. Ditto, Vice President, Mr. Daniel T. Roberts, Vice President and Mr. Theodore C. Miller, CFO.

Cash Bonus
		Stock Bonus*	Total Bonus
Jesse T. Correll	$ 350,000	$ 0	$ 350,000
Douglas P. Ditto	$ 300,000	$ 0	$ 300,000
Daniel T. Roberts	$ 76,978	$ 73,022	$ 150,000
Theodore C. Miller	$ 140,000	$ 0	$ 140,000
Total	$ 866,978	$ 73,022	$ 940,000

* UTG stock is valued at $52.01 per share, the current market value reported on the date of bonus approval.

The bonuses are based on the Company’s 2025 operating results and are not the result of any written agreement or specific formula.  The bonus will be paid in cash.

Additionally, salary increases were approved for the below executive officers of the Company.  The new salaries become effective February 1, 2026.

Mr. Jesse Correll, CEO, annual increase of $7,500 making his new annual salary $232,500.

Mr. Douglas Ditto, Vice President, annual increase of $7,500 making his new annual salary $213,750.

Mr. Daniel Roberts, Vice President, annual increase of $5,000 making his new annual salary $110,000.

Mr. Theodore Miller, CFO, annual increase of $5,000 making his new annual salary $125,000.

Mr. Correll is a member of the Board of Directors but is not a member of the Compensation Committee.  The Company continues to have neither written employment agreements nor oral arrangements with any of its corporate officers.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UTG, INC.

Date:	February 6, 2026	By:	/s/ Theodore C. Miller
Theodore C. Miller
Senior Vice President and Chief Financial Officer